Exhibit 10.33

February 21, 2016

PRIVATE & CONFIDENTIAL

To: Hafrun Fridriksdottir

Re:	Clarification Regarding your Outstanding and Unvested Cash Incentive Awards

Dear Hafrun,

We are pleased to inform you that further to the offer letter provided to you, Teva have decided to enhance the assumption of your outstanding and unvested ACT-FRX—“Merger Success Award” beyond the original commitment under the purchase agreement with Allergan, according to the details set forth in this letter. Your outstanding and unvested ACT-AGN—“Transformation Incentive Plan” will be assumed according to the original commitment under the purchase agreement with Allergan.

ACT-FRX—“Merger Success Award”

This performance-based award was for a target amount of $1 million, divided into 50% that was based on Allergan’s achievement of specified cost savings targets and 50% that was based on Allergan’s achievement of specified total shareholder return targets.

We have decided to accelerate the payment and increase the amount of this component beyond our original commitment under the purchase agreement with Allergan as set forth:

Teva will pay you the cost-saving component based on the performance target amount, multiplied by 190%, i.e., an amount of $950,000. The 190% multiplier was calculated and approved by Allergan’s compensation committee and defined as the final performance achievement of the cost saving component for the MSA awards. This amount will be paid as soon as practicably possible following the closing of the acquisition.

Teva will pay you the TSR component based on the higher of the (i) performance target amount, and (ii) the total shareholder return as of the closing date. This amount will be paid in your monthly salary following the first anniversary of the closing of the acquisition.

ACT-AGN—“Transformation Incentive Plan”

Teva will pay you the performance target amount of this award, i.e., an amount of $1 million. This amount will be paid according to the originally planned vesting schedule: 50% at December 31, 2018, and 50% at December 31, 2019. Payment will be made in your monthly salary following each of these dates.

If you receive your payments in currencies other than the U.S. dollar, your payments will be converted to the relevant currency based on the exchange rate at the date of payment.

The abovementioned cash incentive awards shall continue to have, and shall be subject to, the same terms and conditions, including any time-vesting conditions, as applied to the corresponding Allergan cash incentive award immediately prior to the closing, unless otherwise specified herein.

This letter is subject to Teva’s consummation of the Actavis Generics transaction.

All payments are subject to your continued employment with Teva on the date of payment.

We appreciate your commitment and support of Teva’s growth and success, and are certain of the many great things we can achieve together.

Kind Regards,

/s/ Mark Sabag

Mark Sabag

Group EVP,

Human Resources